Exhibit 99.1

For Immediate Release	Contact: Gates Little
(256) 543-3860
For Immediate Release
September 8, 2004

THE SOUTHERN BANC COMPANY, INC. ANNOUNCES

2004 ANNUAL EARNINGS

The Southern Banc Company, Inc. (OTCBB: SRNN), the holding company for The Southern Bank Company, formerly First Federal Savings and Loan Association of Gadsden, Alabama, announced net income of $577,000, or $0.66 per basic and $0.63 per diluted share, for the year ended June 30, 2004, as compared to net income of $894,000, or $1.02 per basic and $1.00 per diluted share, for the year ended June 30, 2003.

Gates Little, President and Chief Executive Officer of the Company, stated that the decrease in net income and earnings per share for the year ended June 30, 2004, was primarily due to a decrease in the gain on sale of securities of approximately $291,000 and a decrease in the net interest margin of approximately $105,000.

For the three month period ended June 30, 2004, the Company reported net income of $121,000, or $0.14 per basic and diluted share, as compared to net income of $159,000, or $0.18 per basic and diluted share. The decrease in net income and earnings per share for the three month period ended June 30, 2004, was primarily attributable to a decrease in the gain on sale of securities of approximately $38,000 and a decrease in the net interest margin of $67,000.

The Company’s total assets at June 30, 2004 were $106.4 million as compared to $111.7 million at June 30, 2003. Total stockholders’ equity at June 30, 2004, was $17.3 million, or 16.2% of total assets.

The Bank has four offices located in Gadsden, Albertville, Guntersville, and Centre, Alabama. The stock of The Southern Banc Company, Inc. is listed on the NASDAQ OTC Bulletin Board under the symbol “SRNN”.

Certain statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

(Selected financial data attached)

THE SOUTHERN BANC COMPANY, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar Amounts in Thousands)

	June 30, 2004	June 30, 2003
ASSETS

CASH AND CASH EQUIVALENTS	$5,734	$9,393

SECURITIES AVAILABLE FOR SALE, at fair value	56,717	53,723
SECURITIES HELD TO MATURITY, at amortized cost, fair value of $4,475 and $7,174, respectively	4,194	7,215
FEDERAL HOME LOAN BANK STOCK	792	886
LOANS HELD FOR SALE	0	50
LOANS RECEIVABLE, net of allowance for loan losses of $144 and $140, respectively	37,477	38,917
PREMISES AND EQUIPMENT, net	486	507
ACCRUED INTEREST AND DIVIDENDS RECEIVABLE	439	483
OTHER ASSETS	514	527

TOTAL ASSETS	$106,353	$111,701

LIABILITIES

DEPOSITS	$82,005	$84,357
FHLB ADVANCES	6,916	7,750
OTHER LIABILITIES	179	728

TOTAL LIABILITIES	89,100	92,835

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share 500,000 shares authorized, shares issued and outstanding—none	0	0
Common stock, par value $.01 per share, 3,500,000 authorized, 1,454,750 shares issued	15	15
Treasury stock, at cost, 562,452 and 493,252 shares, respectively	(7,347)	(6,182)
Additional paid-in capital	13,910	13,818
Unearned compensation	(71)	(157)
Shares held in trust, at cost, 34,799 and 65,738 shares, respectively	(495)	(852)

Retained earnings	11,341	11,082

Accumulated other comprehensive income (loss)	(100)	1,142

TOTAL STOCKHOLDERS’ EQUITY	17,253	18,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,353	$111,701

THE SOUTHERN BANC COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollar Amounts in Thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
INTEREST INCOME:

Interest and fees on loans	$536	$602	$2,243	$2,374
Interest and dividends on securities available for sale	589	651	2,329	2,792
Interest and dividends on securities held to maturity	80	128	392	657
Other interest income	7	4	43	68

Total interest income	1,212	1,385	5,007	5,891

INTEREST EXPENSE:
Interest on deposits	428	538	1,780	2,518
Interest on borrowings	77	73	340	381

Total interest expense	505	611	2,120	2,899

Net interest income before provision for loan losses	707	774	2,887	2,992
Provision for loan losses	0	9	11	13

Net interest income after provision for loan losses	707	765	2,876	2,979

NON-INTEREST INCOME:
Fees and other non-interest income	30	62	125	156
Gain on sale of securities	0	38	63	354
Miscellaneous income, net	14	0	47	13

Total non-interest income	44	100	235	523

NON-INTEREST EXPENSE:
Salaries and employee benefits	323	285	1,243	1,109
Office building and equipment expenses	19	22	81	93
Professional Service expense	49	12	238	187
Data Processing expenses	53	57	214	202
Other operating expense	97	112	377	421

Total non-interest expense	541	488	2,153	2,012

Income before income taxes	210	377	958	1,490

PROVISION FOR INCOME TAXES	89	218	381	596

Net Income	$121	$159	$577	$894

EARNINGS PER SHARE:
Basic	$0.14	$0.18	$0.66	$1.02
Diluted	$0.14	$0.18	$0.63	$1.00

DIVIDENDS DECLARED PER SHARE	$0.0875	$0.0875	$0.350	$0.350

AVERAGE SHARES OUTSTANDING:
Basic	854,340	875,448	878,391	876,172
Diluted	889,770	906,994	912,704	894,421

THE SOUTHERN BANC COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar Amounts in Thousands)

	For The Twelve Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$577	$894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	45	58
Amortization (Accretion), net	266	209
Amortization of unearned compensation	178	146
Provision for loan losses	12	13
Deferred income tax (benefit) provision	(3)	65
Net gain on sale of secondary market loans	(19)	(53)
Gain on sale of securities	(62)	(354)
Proceeds from sale of secondary market loans	1,266	3,372
Loans originated for secondary market	(1,197)	(3,369)
Change in assets and liabilities:
Decrease in accrued interest & dividends receivable	43	103
Decrease (increase) in other assets	1	(433)
Increase (decrease) in other liabilities	4	(25)

Net cash provided by operating activities	1,111	626

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(29,144)	(33,154)
Proceeds from maturities, principal payments, and sales of securities available for sale	21,172	22,872
Proceeds from sale of securities available for sale	2,984	10,965
Proceeds from maturities and principal payments on securities held to maturity	3,031	4,326
Proceeds from sale of FHLB stock	94	563
Net loan (originations) repayments	1,429	(4,416)
Purchase of FHLB stock	0	0
Capital expenditures, net	(24)	(35)

Net cash provided by (used in) investing activities	(458)	1,121

CASH FLOWS FROM FINANCING ACTIVITIES:

Increase in deposits, net	(2,352)	2,800
Dividends paid	(319)	(310)
Proceeds from exercise of stock options	357	0
Purchase of treasury stock	(1,165)	(540)
Increase (decrease) in FHLB advances, net	(833)	(1,833)

Net cash provided by financing activities	(4,312)	117

Net increase in cash and cash equivalents	(3,659)	1,864

CASH AND CASH EQUIVALENTS, beginning of period	9,393	7,529

CASH AND CASH EQUIVALENTS, end of period	$5,734	$9,393

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$358	$554

Interest	$2,124	$2,916